Exhibit 10.10

STOCK SALE AGREEMENT

This Stock Sale Agreement (this “Agreement”) is dated November 9, 2021 (the “Effective Date”), between Rivulet Media, Inc., a Delaware corporation with an address of 1206 E Warner Rd, Suite 101-I, Gilbert, AZ 85296 (“Seller”), and Damian Larson, an individual with an address of 6611 E. Mayo Blvd. #2059, Phoenix, AZ 85054 (“Purchaser”). The parties hereby agree as follows:

RECITALS

A.       Seller is the owner of 29,076,665 shares of common stock (the “Regen Shares”) of Regen BioPharma, Inc. (“Regen BioPharma”).

B.       Seller desires to sell and transfer, and Purchaser desires to purchase, the Regen Shares on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of promises, mutual covenants, and undertakings herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENTS

1.             Sale and Assignment of Regen Shares; Resale of Shares.

(a)              Subject to the terms of this Agreement, effective as of the Effective Date, Seller hereby sells, assigns, and transfers to Purchaser, and Purchaser agrees to purchase from Seller, the Regen Shares, free and clear of all encumbrances.

(b)             Promptly following receipt of the Regen Shares pursuant to Section 1(a), Purchaser shall transfer the Regen Shares to a brokerage account controlled by him, and agrees to use his best efforts to effect a subsequent sale of the Regen Shares in one or more open market transactions.

2.             Purchase Price.

(a)              As consideration for the purchase of the Regen Shares, Purchaser shall pay to Seller the aggregate amount of proceeds actually received by Purchaser resulting from Purchaser’s subsequent sale of the Regen Shares on the open market in one or more at-the-market transactions, which amount, if sold as of November 5, 2021, would be expected to equal approximately $793,000, less (i) the fee described in Section 2(b) below, and (ii) the amount of any wire transfer fees incurred by Purchaser in connection with the transfer of such proceeds to Seller. The parties will execute a Loan Agreement and Promissory Note to evidence the obligation to make the payments set forth herein.

(b)             As consideration for his best efforts to effect a subsequent sale of the Regen Shares, Purchaser will be entitled to retain 20% of the first $50,000 of realized gross sale price for Regen Shares, for a total fee of up to $10,000 (but for clarity, if less than $50,000 is realized before this Agreement is terminated, then the fee shall be 20% of such lesser realized amount). If all or any portion of the Regen Shares remain unsold by Purchaser after the date that is 60 days of the Effective Date, then the parties will negotiate in good faith an additional fee or other arrangement with respect to the remaining Regen Shares, or, at Seller’s request, Purchaser shall promptly (but in no less than 7 business days) transfer all such shares back to Seller and this Agreement shall be terminated. Additionally, Purchaser may, in his sole discretion, transfer all remaining Regen Shares back to Seller, and provided that all amounts due by Purchaser to Seller under this Agreement have been paid, this Agreement shall be terminated.

3.             Taxes. Seller agrees to pay all taxes associated with the sale of the Regen Shares, whether incurred by Seller or by Purchaser as a result of Purchaser’s subsequent sale of the Regen Shares on the open market.

4.             Representations and Warranties of Seller. Seller represents and warrants to Purchaser that: (a) the Regen Shares have not been assigned, sold, mortgaged, or pledged to any other person or entity, and Seller has all right, title, and interest in and to the Regen Shares free and clear of all liens, charges, mortgages or security interests; (b) no person or entity whatsoever has any claim, right, title, interest, or lien in, to, or on the Regen Shares; (c) Seller has full authority to sell, assign, and transfer the Regen Shares; and (d) Seller acknowledges that Purchaser’s efforts to sell the Regen Shares will be conducted on a best-efforts basis only, and that Purchaser makes no guaranty as the number, if any, of Regen Shares that will be sold or the sale price for such Regen Shares.

5.             Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that: (a) Purchaser has had an opportunity to conduct due diligence regarding the value of the Regen Shares and the operations and financial condition of Regen BioPharma as deemed appropriate by Purchaser to satisfy himself of the condition of the Regen BioPharma and is relying upon his review and investigation thereof and not upon any representation or statement of the Seller or any other person, firm, or corporation; (b) Purchaser has full authority to enter into this Agreement and acquire the Regen Shares, and (c) Purchaser will use his best efforts to sell all of the Regen Shares in one or more open market transactions.

6.             Attorneys’ Fees. In the event of any action or proceeding to compel compliance with, or for a breach of, any of the terms and conditions of this Agreement, the substantially prevailing party shall be entitled to recover from the non-prevailing party the costs of such action or proceedings, including, without limitation, reasonable attorneys’ fees, costs and disbursements.

7.             Additional Instruments. Each party, promptly upon the request of any other party, shall sign and have acknowledged and delivered to the other party as may be appropriate, any and all additional instruments and assurances reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement.

8.             General Provisions.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

(b)   This Agreement sets forth the complete and entire understanding of the parties hereto, and supersedes any prior agreement, with respect to the subject matter hereof and may not be modified, amended, or otherwise altered except in writing executed by the parties.

(c)    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

(d)   Seller and Purchaser will each indemnify, defend, and hold harmless the other party against any losses incurred by such party that arise as a result of the indemnifying party’s negligence, willful misconduct, or breach of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have executed this Stock Sale Agreement as of the date set forth above.

PURCHASER

/s/ Damian Larson
Damian Larson

SELLER
Rivulet Media, Inc.,
a Delaware corporation

By:	/s/ Michael Witherill
Michael Witherill, President

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